Exhibit 97.1

Monolithic Power Systems, Inc.

Compensation Clawback Policy

Effective October 2, 2023

This Compensation Clawback Policy (this “Policy”) of Monolithic Power Systems, Inc. (the “Company”) has been adopted by the Company’s Board of Directors (“Board”) and is effective as of the date first written above (the “Effective Date”). For purposes of this Policy, the Compensation Committee of the Board is referred to as the “Committee”. This Policy has been adopted, in part, to address final rules and regulations (“Final Regulations”) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and final listing standards (“Final Listing Standards”) adopted by The NASDAQ Stock Market (“NASDAQ”) to empower the Company to (as further described in the Final Listing Standards) recover certain compensation or other amounts erroneously awarded to an Executive Officer (as defined in the Final Listing Standards, an “Executive Officer”) in the event of an applicable accounting restatement (as described in the Final Listing Standards) (collectively, the “NASDAQ Clawback Requirements”). The applicable provisions of this Policy implementing the NASDAQ Clawback Requirements are generally referred to as the “NASDAQ Clawback Provisions”.

Notwithstanding anything in this Policy to the contrary, this Policy is at all times subject to interpretation and operation in accordance with the Final Regulations, the Final Listing Standards, and any applicable SEC or NASDAQ guidance or interpretations issued from time to time regarding the NASDAQ Clawback Requirements (collectively, the “Final Requirements”). Questions regarding this Policy should be directed to the Company’s General Counsel (or such officer’s successor(s)).

Section 1

A.         Scope. As a general matter, it is the policy of the Company (including under this Policy) to comply with the NASDAQ Clawback Requirements through the operation and enforcement of this Policy and the NASDAQ Clawback Provisions. For purposes of this Policy, the NASDAQ Clawback Requirements are as set forth on Exhibit A to this Policy.

B.         General Statement of NASDAQ Clawback Requirements. Subject to the Final Requirements, the following provisions apply to the Executive Officers (and capitalized (or other key) terms not previously or otherwise defined have the meanings set forth the NASDAQ Clawback Requirements): In general, unless a permissible clawback exception applies, the Company will recover, reasonably promptly, from each Executive Officer the erroneously awarded compensation that was received by such Executive Officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Section 2

A.         Administration and Interpretation. The Board or the Committee will administer this Policy in accordance with the Final Requirements and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Requirements. Further, all reasonable actions, interpretations and determinations taken or made by the Board or the Committee regarding this Policy will be final, conclusive and binding.

B.         Offset Only in Compliance with Section 409A. The Board or the Committee will have the authority to offset any compensation or benefit amounts that becomes due to the applicable Executive Officer to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any compensation under this Policy.

C.         Acknowledgment and Consent. Each Executive Officer, upon being so designated or assuming such position, is required to execute and deliver to the Company’s General Counsel (or such officer’s successor(s)) an acknowledgment of and consent to this Policy, in a form reasonably acceptable to and provided by the Company from time to time: (1) acknowledging and consenting to be bound by the terms of this Policy; (2) agreeing to fully cooperate with the Company in connection with any of such officer’s obligations to the Company pursuant to this Policy; (3) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy; and (4) acknowledging and agreeing that such officer has reviewed the Policy carefully and has had a chance to consult an attorney (or any other professionals whose advice he or she values regarding this Policy, such as an accountant or financial advisor) before executing such acknowledgment of and consent to this Policy.

D.         Relationship of This Policy to Prior Clawback Policy. This Policy succeeds, as of the Effective Date, as described herein, the Company’s Compensation Recoupment Policy first adopted in February 2012 and applicable under certain circumstances described therein (the “Prior Clawback Policy”) with respect to the compensation recoupment required under this Policy. The Prior Clawback Policy shall be in force and effect prior to the Effective Date with respect to any compensation recoupment covered by the Prior Clawback Policy, and the Prior Clawback Policy shall not continue in force and effect on or after the Effective Date with respect to any compensation recoupment covered by the Prior Clawback Policy but not covered by this Policy. For purposes of clarification, to the extent any compensation or other amounts or Executive Officers are covered by or subject to the NASDAQ Clawback Provisions by this Policy’s terms, the Prior Clawback Policy will operate (if at all) only after, and (if at all) as a supplement to (as opposed to superseding and/or replacing), the NASDAQ Clawback Provisions regarding such compensation or other amounts or Executive Officers.

EXHIBIT A

5608. Recovery of Erroneously Awarded Compensation

(a) Preamble. As required by SEC Rule 10D-1, this Rule 5608 requires Companies to adopt a compensation recovery policy, comply with that policy, and provide the compensation recovery policy disclosures required by this rule and in the applicable Commission filings.

(b) Recovery of Erroneously Awarded Compensation. Each Company must:

(1)         Adopt and comply with a written policy providing that the Company will recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(i)         The Company’s recovery policy must apply to all incentive-based compensation received by a person: (A) After beginning service as an executive officer; (B) Who served as an executive officer at any time during the performance period for that incentive-based compensation; (C) While the Company has a class of securities listed on a national securities exchange or a national securities association; and (D) During the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in paragraph (b)(1) of this Rule. In addition to these last three completed fiscal years, the recovery policy must apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. A Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

(ii)         For purposes of determining the relevant recovery period, the date that a Company is required to prepare an accounting restatement as described in paragraph (b)(1) of this Rule is the earlier to occur of: (A) The date the Company’s board of directors, a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in paragraph (b)(1) of this Rule; or (B) The date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in paragraph (b)(1) of this Rule.

(iii)         The amount of incentive-based compensation that must be subject to the Company’s recovery policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (A) The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (B) The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

(iv)         The Company must recover erroneously awarded compensation in compliance with its recovery policy except to the extent that the conditions of paragraphs (b)(1)(iv)(A), (B), or (C) of this Rule are met, and the Company’s Compensation Committee, or in the absence of such a committee, a majority of the independent directors serving on the board, has made a determination that recovery would be impracticable.

(A)         The direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq.

(B)         Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq.

(C)         Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

(v)         The Company is prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded compensation.

(2)         File all disclosures with respect to such recovery policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable Commission filings.

(c) General Exemptions. The requirements of this Rule 5608 do not apply to the listing of:

(1)         Any security issued by a unit investment trust, as defined in 15 U.S.C. 80a-4(2); and

(2)         Any security issued by a management company, as defined in 15 U.S.C. 80a-4(3), that is registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8), if such management company has not awarded incentive-based compensation to any executive officer of the company in any of the last three fiscal years, or in the case of a company that has been listed for less than three fiscal years, since the listing of the company.

(d) Definitions. Unless the context otherwise requires, the following definitions apply for purposes of this Rule 5608 (and only for purposes of this Rule 5608):

Executive Officer. An executive officer is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. In addition, when the Company is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the Company is a trust, officers, or employees of the trustee(s) who perform policymaking functions for the trust are deemed officers of the trust. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this Rule would include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).

Financial Reporting Measures. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

Incentive-Based Compensation. Incentive-based compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.

Received. Incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

(e) Effective Date. Each Company is required to (i) adopt a policy governing the recovery of erroneously awarded compensation as required by this rule no later than 60 days following October 2, 2023, (ii) comply with its recovery policy for all incentive-based compensation received (as such term is defined in Rule 5608(d)) by executive officers on or after October 2, 2023, and (iii) provide the disclosures required by this rule and in the applicable Commission filings on or after October 2, 2023. Notwithstanding the look-back requirement in Rule 5608(b)(1)(i)(D), a Company is only required to apply the recovery policy to incentive-based compensation received on or after October 2, 2023.

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Monolithic Power Systems, Inc.

Compensation Clawback Policy

Acknowledgment and Consent

The undersigned hereby acknowledges that he or she has received and reviewed a copy of the Compensation Clawback Policy (the “Policy”) of Monolithic Power Systems, Inc. (the “Company”), effective as of October 2, 2023, as adopted by the Company’s Board of Directors. Terms used but not defined in this document shall have meanings as set forth in the Policy.

Pursuant to such Policy, the undersigned hereby:

●	acknowledges that he or she has been designated as (or assumed the position of) a “Executive Officer” as defined in the Policy;

●	acknowledges and consents to the Policy;

●	acknowledges and consents to be bound by the terms of the Policy;

●	agrees to fully cooperate with the Company in connection with any of the undersigned’s obligations to the Company pursuant to the Policy;

●	agrees that the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as the Company deems necessary or desirable under the Policy; and

●

acknowledges and agrees that he or she has reviewed the Policy carefully and has had a chance to consult an attorney (or any other professionals whose advice he or she values regarding the Policy, such as an accountant or financial advisor) before executing this acknowledgment of and consent to the Policy.

ACKNOWLEDGED AND AGREED:

Name: [NAME]

Date: [DATE]